Exhibit 99.1
For media inquiries, contact:
Paula Vaughnn, First Solar, Inc.
(602) 414-9322 or pvaughnn@firstsolar.com
Justine Troy, Edelman
(212) 704-8280 or jtroy@ar-edelman.com
First Solar Announces 100MW Manufacturing Plant Expansion in Malaysia
PHOENIX, Jan 25, 2007 (PrimeNewswire via COMTEX News Network) — First Solar, Inc. (Nasdaq: FSLR) today announced it will expand production with a new four-line solar module manufacturing plant with an expected minimum annual capacity (or nameplate capacity) of 100MW. The manufacturing plant will be located in Kulim Hi Tech Park located in Kedah, Malaysia and when fully ramped will employ approximately 500 people. Plant construction is scheduled to begin in April 2007 and conclude late in 2007, with production planned to begin in the second half of 2008. The total plant investment is estimated to be $150M. The Malaysian government is providing a 15-year income tax holiday as an incentive for First Solar’s investment in Malaysia. The manufacturing site can accommodate future expansion.
First Solar currently operates a manufacturing plant in Ohio with 75MW nameplate capacity and is in the process of completing a manufacturing plant in Germany with 100MW nameplate capacity.
“Our expansion in Malaysia is enabled by the continued strong demand we are experiencing for our solar modules as a low-cost leader in the industry,” stated Michael Ahearn, Chief Executive Officer of First Solar. “The expansion in Malaysia accelerates our cost reduction efforts by creating additional economies of scale in a low-cost manufacturing environment and providing a long-term tax incentive holiday. We are very pleased to be working with the Malaysian government, the State of Kedah, and the Kulim Hi Tech Park and look forward a strong long-term partnership,” he added.
Y.Bhg. Datuk R. Karunakaran, Director General, Malaysian Industrial Development Authority, said, “The Government welcomes First Solar’s investment as it is the first project to manufacture solar modules in Malaysia. This investment brings to Malaysia the latest technology in the solar energy sector.”
About First Solar
First Solar, Inc. (Nasdaq: FSLR) manufactures solar modules with an advanced thin film semiconductor process that significantly lowers solar electricity costs. By enabling clean renewable electricity at affordable prices, First Solar provides an economic alternative to peak conventional electricity and the related fossil fuel dependence, greenhouse gas emissions and peak time grid constraints.

For First Solar Investors
     This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company’s business involving the company’s products, their development and distribution, economic and competitive factors and the company’s key strategic relationships and other risks detailed in the company’s filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.
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